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                                                                    Exhibit 23.2



                        Consent of Independent Auditors


         We consent to the reference to our firm under the caption "Experts" and in the headnote to "Selected Financial Data" and to the inclusion and incorporation by reference in the Registration Statement (Amendment No. 1 to Form S-3) pertaining to the registration of 2,875,000 shares of common stock, of our report dated February 11, 2000, except for Note 9, as to which the date is March 17, 2000, with respect to the financial statements and schedule of CIMA LABS INC., included in such Registration Statement and included in the Annual Report (Form 10-K/A) for the year ended December 31, 1999.


                                             /s/ Ernst & Young LLP






Minneapolis, Minnesota
October 13, 2000